Exhibit 99.5

CUSIP No. 153435102

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D/A with respect to the beneficial ownership of shares of Common Stock of Central European Distribution Corporation is filed jointly, on behalf of each of them.

Dated: April 25, 2012

ROUST TRADING LTD.

By:	/s/ Wendell M. Hollis
Name:	Wendell M. Hollis
Title:	Director

/s/ Roustam Tariko
Name:	Roustam Tariko